EXHIBIT 10.1
SECOND AMENDMENT OF THE
CHANGE IN CONTROL AGREEMENT BETWEEN
LAKELAND FINANCIAL CORPORATION
AND [NAME]

This Second Amendment is made and entered into effective as of December 13, 2011 (the “Effective Date”) by and between Lakeland Financial Corporation, an Indiana Corporation (the “Company”) and [NAME] (“Executive,” and together with the Company, the “Parties”).

RECITALS

A.           The Parties have made and entered into that certain Change in Control Agreement, effective [DATE], 2000, as amended effective December 9, 2008 (the “Agreement”).

B.           The Parties desire to clarify the definition of change in control severance amount under the Agreement and to remove the following from the calculation of such amount: (i) the aggregate dollar amount accrued under the long term incentive plan payable in the two plan years subsequent to a change in control and (ii) any incentive compensation accrued or payable in the year of a change in control other than the amount payable as annual bonus compensation for the year in which the change in control occurs.

C.           The Parties desire to amend the golden parachute payment adjustment provision of the Agreement to eliminate any excise tax gross up under the Agreement.

D.           Pursuant to Section 15 of the Agreement, the Agreement may be amended by written agreement signed by the Parties.

E.           The Parties desire to amend the Agreement on the terms hereinafter set forth.

AGREEMENT

For good and valuable consideration, the sufficiency of which is agreed to and acknowledged, the Parties, intending to be legally bound, hereby agree that, as of the Effective Date, the Agreement be and is hereby amended as follows:

1. Section 2(D) is deleted in its entirety and replaced with the following:

“           D.           ‘Change in Control Severance Amount’ shall mean the amount equal to two (2) times the sum of (i) the greater of the Executive’s then current annual base salary or the Executive’s annual base salary as of the date one (1) day prior to the Change in Control and (ii) the designated percentage of the annual base salary amount determined under clause (i) immediately above payable to the Executive as annual bonus compensation for the year in which the Change in Control occurs.”

2. Section 4 is deleted in its entirety and replaced with the following:

“           4.           Golden Parachute Payment Adjustment.

A.           If the value of any payment or other benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (the ‘Benefit’) would (a) constitute a ‘parachute payment’ within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the ‘Code’), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the ‘Excise Tax’), then the Benefit shall be reduced to the Reduced Amount.  The ‘Reduced Amount’ shall be either (i) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax.  If a reduction in payments or benefits constituting ‘parachute payments’ is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and to the extent that such election does not violate Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

B.           The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform any calculations necessary in connection with this Section 4.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

C.           The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.

D.           If, notwithstanding any reduction described in this Section 4, the U.S. Internal Revenue Service (the ‘IRS’) determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination, or, in the event the Executive challenges the final IRS determination, within thirty (30) days after a final judicial determination, a portion of the payment equal to the Repayment Amount.  The ‘Repayment Amount’ with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized.  The Repayment Amount with respect to the payment of benefits shall be zero dollars ($0) if a Repayment Amount of more than zero dollars ($0) would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

E.           Notwithstanding any other provision of this Section 4, if (i) there is a reduction in the payment of benefits as described in this Section 4, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits that were reduced pursuant to this Section 4 contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.”

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Effective Date.

LAKELAND FINANCIAL CORPORATION

By:

Its:

EXECUTIVE

[NAME]